                            OppenheimerFunds, Inc.
                          Two World Financial Center
                        225 Liberty Street, 11th Floor
                        New York, New York 10281-1008

Dated as of February 20, 2008

The Board of Directors
Oppenheimer Master International Value Fund, LLC
6803 S. Tucson Way
Centennial, CO 80112-3924

To the Board of Directors:

      OppenheimerFunds, Inc. ("OFI") hereby offers to purchase 10,000 shares of Oppenheimer Master International Value Fund, LLC (the "Fund"), at a net
asset value per share of $10.00 for an aggregate purchase price of $100,000.

      In connection with such purchase, OFI represents that such purchase is made for investment purposes by OFI without any present intention of redeeming or selling such shares.

                                    Very truly yours,

                                    OppenheimerFunds, Inc.

                                    By:
                                          /s/ Robert G. Zack_______
                                          Robert G. Zack, Executive Vice
                                          President and General Counsel